                                                                      EXHIBIT 12


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                CABOT CORPORATION AND CONSOLIDATED SUBSIDIARIES

     STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                            (Dollars in thousands)


                                                        Three Months
                                                            Ended
                                                         December 31                  Years ended September 30
                                                                        --------------------------------------------------
                                                             1994         1994       1993       1992       1991       1990
                                                             ----         ----       ----       ----       ----       ----
Earnings:
     Pre-tax income from continuing operations            $33,908     $118,325   $ 67,900   $116,599   $ 62,362   $ 63,983
     Distributed income of affiliated companies             2,572        5,638      5,988      5,766      4,688      3,607
     Add fixed charges:
         Interest on indebtedness                          10,036       41,668     44,043     41,714     38,661     41,145
         Portion of rents representative of
              the interest factor                           1,337        5,879      4,838      4,933      5,715      5,226
                                                         --------    ---------  ---------  ---------  ---------  ---------
     Income as adjusted                                   $47,853     $171,510   $122,769   $169,012   $111,426   $113,961

Fixed charges:
     Interest on indebtedness                             $10,036     $ 41,668   $ 44,043   $ 41,714   $ 38,661   $ 41,145
     Capitalized interest                                       -            -          -      3,963      8,745          -
     Portion of rents representative of
         the interest factor                                1,337        5,879      4,838      4,933      5,715      5,226
                                                         --------    ---------  ---------  ---------   --------  ---------

     Total fixed charges                                  $11,373     $ 47,547   $ 48,881   $ 50,610   $ 53,121   $ 46,371

     Ratio of earnings to fixed charges                      4.21         3.61       2.51       3.34       2.10      2.46
                                                         ========    =========  =========  =========  =========  =========
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